CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 29, 2019, relating to the financial statements and financial highlights of M.D. Sass Equity Income Plus Fund and M.D. Sass Short Term U.S. Government Agency Income Fund, each a series of Trust for Professional Managers, for the year ended May 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Joint Proxy Statement and Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

August 20, 2019